REPUBLISHING AGREEMENT
THIS  REPUBLISHING  AGREEMENT  dated  as  of  11/23,  1999
BETWEEN:
EARTHRAMP.COM,
having  an  office  at
701  -  889  W.  Pender
Vancouver,  BC
("Licensor")
AND:
MOSTACTIVES.COM,  (Benson  York  Group)
having  an  office  at:  8723  4th  Ave.,  Brooklyn,  NY  11209
("MOSTACTIVES.COM")
          (each of EARTHRAMP.COM and MOSTACTIVES.COM are referred to herein as a "Party")
WHEREAS:
A. Licensor is the owner or licensee of rights to certain financial content more particularly described in Schedule A attached hereto and incorporated herein by reference (the "Material");
B. MOSTACTIVES.COM owns, operates and maintains a Web site located at WWW.MOSTACTIVES.COM and other sites located at other domain names (the "MOSTACTIVES.COM Site")
C. Licensor desires to grant to MOSTACTIVES.COM, and MOSTACTIVES.COM desires to accept from Licensor, the right to republish the Material, in whole or in part on the MOSTACTIVES.COM Site.
NOW  THEREFORE  the  Parties  have agreed to the following terms and conditions:
1. License. Licensor hereby grants to MOSTACTIVES.COM a non-exclusive, worldwide license for the term set out below to use the Material subject to the following provisions. The License granted pursuant to this Section 1 shall include the non-exclusive right to (i) publish, publicly display and otherwise exploit and utilize, the Material, and all or any portions, adaptions or updates thereof, and (ii) make use of such trademarks and names of Licensor as are associated with the material with such quality control requirements as Licensor may reasonably specify.
2. Delivery. Licensor shall provide MOSTACTIVES.COM the Material at such time and in such formats as are set forth in Schedule A. The parties may agree to add content to the Material by executing an additional document in the form of Schedule A and any such document shall constitute an addition to the
Agreement  and  shall  be  subject  to  all  the  terms  thereof.
3. Content and Style. Licensor shall be the exclusive owner of the Material and all intellectual property rights related thereto. MOSTACTIVES.COM covenants that it shall not, either during the term of this Agreement or thereafter, directly or indirectly, contest, or assist any third party to contest, the Licensor's ownership of the Material. Notwithstanding the foregoing, neither Party shall be responsible for the content of the other Party's Web site.
4. Linking. MOSTACTIVES.COM shall display a logo, no larger than 164 pixels wide and 35 pixels tall, supplied by the Licensor and hyper linked to a URL specified by the Licensor (the "Link Logos") on every page of the MOSTACTIVES.COM Site containing the Materials. The placement Link Logos shall be at MOSTACTIVES.COM's reasonable discretion.
5.     Trade-Mark  License.
     (1) Licensor hereby grants to MOSTACTIVES.COM a non-exclusive, non-transferable, limited license to use only those trade-marks of the Licensor to create links to the Licensor's site.
     (2)     MOSTACTIVES.COM  agrees  that:
(a)     they  will not alter the appearance of the other Licensor's trade-marks;
(b) MOSTACTIVES.COM will use only the approved graphical image of the Link Logo supplied by the Licensor;
(c) the Link Logos may not be reduced in size beyond what is electronically provided by the Licensor provided, however, that Link Logo shall not be larger in size than 164 pixels wide and 35 pixels high;
(d) the Link Logo must stand by itself and must include a minimum amount or [30] pixels of empty space around it so as to avoid unintended associations with other objects, including without limitation, type, photography, borders and edges;
(e) MOSTACTIVES.COM will comply with any other reasonable trade-mark usage policies established by the Licensor from time to time;
(f) all goodwill associated with the Licensor's Link Logos shall accrue to the Licensor;
(g)     MOSTACTIVES.COM  will  not  use  any  other  logos,  slogans,  copyright material  or  trade-marks  of  the  Licensor  as  set  forth  herein.
(h) MOSTACTIVES.COM will not use the Licensor's Link Logo more prominently than its own company, product or Web site name or Logo; and
(j) MOSTACIVES.COM will include a notice on its Web site to the effect that the Licensor's Link Logo is a trade-mark of the Licensor and is used under license.
     (4) MOSTACTIVES.COM acknowledges the Licensor's worldwide ownership of its Link Logos and will not contest such ownership.
6. Approvals. The initial location and appearance, and any subsequent change in location or appearance, of the Link shall be subject to prior approval by the Licensor which approval may be conditional upon the inclusion of notices or statements as required by the Licensor.
7. Appropriate Conduct. Neither Party will use the Link Logos in any manner that implies sponsorship or product endorsement by the other Party. Neither Party will place the other Party's Web pages in a "frame" within its own site, or otherwise cause a user's browser to frame the other Party's Web site such that both Party's sites appear on the same screen, without prior written permission from the other Party. Each Party agrees that its Web site will to the best of either party's knowledge not contain material that is obscene, pornographic, excessively violent or which breaches any Canadian federal or provincial statute or regulation. Subject to the foregoing, each Party reserves the right to alter, modify or discontinue its Web site at any time.
8.     Warranties.  MOSTACTIVES.COM represents and warrants to the Licensor that
(i) it has duly registered the domain name of its respective Web site with all applicable authorities and possesses all rights necessary to use such domain name, and (ii) the content and material (other than the Material) which it has placed on its Web site to the best of MOSTACTIVES.COM's knowledge does not infringe upon or violate any (a) copyright, patent, trade-mark or proprietary right of a third party, or (b) any applicable law, regulation or non-proprietary third-party right.
Licensor represents and warrants to MOSTACTIVES.COM that (i) the Material does not infringe upon or violate any (a) copyright, patent, trade-mark or proprietary right of a third party, or (b) any applicable law, regulation or non-proprietary third-party right.
9. Indemnity. Each Party (the "First Party") agrees to indemnify, defend and hold harmless the other Party and its directors, officers, employees and agents from any and all actions, claims, costs, damages, demands, expenses, liabilities, losses and suits (including reasonable legal fees) arising from, in whole or in part, (i) a breach by the First Party of the warranties, (ii) a claim that the First Party's Link Logos infringe or violate the intellectual property rights of a third party, or (iii) any acts or omissions of the First Party or its employees or agents in performing under this Agreement.
10.     Term  and  Termination.
(1) This Agreement shall remain in effect for the period of one year after which the term shall be reviewed automatically for additional one year periods unless either party gives written notice not to renew no later than 60 days before the end of the then-current term. In the event that either Party has breached a material provision of this Agreement and such breach hasn't been corrected within 5 business days after notice from the First Party, the other Party may terminate this agreement immediately by written notice.
(2) Upon termination of this Agreement MOSTACTIVES.COM shall (i) immediately remove all Link Logos from its Web site; and (ii) MOSTACTIVES.COM will delete the Materials from the MOSTACTIVES.COM Site and cease offering visitors to the site access to the Materials as soon as possible; and (iii) neither Party shall under any circumstances provide any link from its Web site to the other Party's Web site nor shall either Party represent or otherwise take any action which could be construed as suggesting that such Party has any relationship with or is otherwise associated with the other Party.
11. Limitation of Liability. Neither Party shall be liable to the other Party for any special or punitive damages, damages for lost profits or revenues, or for any other types of economic loss or consequential damages.
12.     Confidential  and  Restricted  Information.
     (1) Each Party acknowledges that the other Party (the "Discloser") may disclose to such Party (the "Recipient"), or allow the Recipient access to, trade secrets and other information, in the possession of the Discloser and owned  by  the  Discloser  or  entities affiliated, associated or related to the
Discloser, or by their respective suppliers, customers or other business partners, that is not generally known to the public including, without limitation, financial information, legal, corporate, marketing, product, technical, personnel, customer and supplier information and any other information, in whatever form or media, specifically identified as confidential by the Discloser, or the nature of which is such that it would generally be considered confidential in the industry of the Discloser, or which the Discloser is obligated to treat as confidential or proprietary (collectively, "Confidential Information"). The Recipient acknowledges that this information is of significant value to the Discloser.
     (2) The non-disclosure obligations of the Recipient under this Section 12 shall not apply to Confidential Information which the Recipient can establish:
(a) is, or becomes, readily available to the pubic other than through a breach of this Section;
(b) is disclosed, lawfully and not in breach of any contractual or other legal obligation, to the Recipient by a third party; or
(c) through written records, was known to the Recipient, prior to the date of first disclosure of the Confidential Information to the Recipient by the Discloser.
     (3) The Recipient acknowledges that Confidential Information is and shall be the sole and exclusive property of the Discloser or its designate and that the Recipient shall not acquire any right, title or interest in or to any Confidential Information.
     (4) The Recipient shall keep all Confidential Information strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the term of this Agreement and thereafter. Without limitation, the Recipient shall not, and shall take all reasonable steps to ensure that its employees do not, directly or indirectly, disclose, allow access to, transmit or transfer the Confidential Information to a third party without the Discloser's consent, or use or reproduce Confidential Information, in any manner, except as reasonably required to fulfill the purposes of this Agreement. Notwithstanding the foregoing, to the extent that the Recipient can establish it is required by law to disclose any Confidential Information, it shall be permitted to do so, provided that notice of this requirement to disclose is first delivered to the Discloser, so that it may contest this potential disclosure. The Recipient shall ensure that all copies of Confidential Information are clearly marked, or otherwise identified as confidential and proprietary to the Discloser, and are stored in a secure location while in the Recipient's possession, control, charge or custody.
     (5) Notwithstanding any other provision of this Section 12 or any other term of this Agreement, there is certain information which the Licensor is prohibited  by  law  from  disclosing  to  third  parties  including,  without limitation, financial and personal information relating to its customers (collectively, "Restricted Information MOSTACTIVES.COM therefore covenants and agrees that it shall not either directly or indirectly take any steps or actions which result in or which could have the effect of resulting in MOSTACTIVES.COM having access to any Restricted Information and MOSTACTIVES.COM shall take all reasonable steps to ensure that none of its employees or users of the
MOSTACTIVES.COM  Site  obtain  access  to  Restricted  Information.
13.     General
     (1) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties on the subject hereof and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings by any Party, and all of which are merged herein and superseded hereby. Neither Party shall be bound by any definition, warranty, condition or representation other than as expressly set forth in this Agreement or as may be set forth in a writing signed by the Party to be bound thereby. This Agreement may not be modified except by a written agreement signed by the Parties hereto.
     (2) Interpretation. In construing this Agreement or determining the rights of the Parties hereto, no Party shall be deemed to have drafted or created this Agreement.
     (3) Governing Law. This Agreement is made and entered into under the laws of the state of the defending party and shall be interpreted, applied and enforced under those laws.
     (4) Severability. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall continue in full force and effect and shall be binding and enforceable.
     (5) Assignment. Neither this Agreement nor any right or duty hereunder shall be assignable or delegable by either Party without the express consent of the other Party, and nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto any rights or remedies under or by reason of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors in interest and permitted assigns.
     (6) Waiver. No wavier of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No wavier shall be binding unless executed in writing by the Party making the wavier. The failure of any Party to object any act, omission or breach by the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of any rights or remedies hereunder or otherwise provided at law or in equity.
     (7) Notices. All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or on the fifth day after mailing by certified or registered mail or on the date sent by facsimile addressed to the Parties at the addresses noted on page one or at such other address as either Party may hereafter indicate by appropriate notice.
     (8) No Agency. Nothing in this Agreement creates a relationship of agency, partnership, joint venture, or the like between the Parties, and neither Party shall be entitled to, or purport to, bind or represent the other Party. Neither party shall do or allow any act which would imply apparent authority to act for the other Party.
IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first above written.
MOSTACTIVES.COM          EARTHRAMP.COM

By:               By:

     Name:          Name:

     Title:          Title:

     Date:          Date:

SCHEDULE  A
MATERIAL
     The latest commercially available version of the following content is added and made subject to the certain Republishing Agreement dated as of 11/23/99 between EARTHRAMP.COM And MOSTACTIVES.COM (the "Agreement") and shall constitute Material (as that term is defined in the Agreement):
Web  Site  Title:     www.EARTHRAMP.com
Publisher:     EARTHRAMP.COM
Content  Description:     financial  data
Frequency:     up  to  20  minute  delay
Electronic data provided in comma delimited format and/or graphical image format
Primary  Logo  Location:     http://EARTHRAMP.com/img/bannersmall.gif
Online  Copyright  Notice:     http://www.EARTHRAMP.com/copyright.cfm
Full  Copyright  Notice:  1999  EARTHRAMP.Com,  All  rights  reserved.
MOSTACTIVES.COM          EARTHRAMP.COM


By:               By:

     Name:               Name:

     Title:               Title:

     Date:               Date: